EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-218883, No. 333-215326, No. 333-238943, No. 333-41333, No. 333-89123, No. 333-112482, No. 333-131467, No. 333-170713, No. 333-174614 and No. 033-92526 on Form S-8 of our reports dated March 1, 2023, relating to the financial statements of Monster Beverage Corporation and the effectiveness of Monster Beverage Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
March 1, 2023